News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qrcp.net & www.qmlp.net

Richard E. Muncrief Resigns as President and COO of Quest Midstream Partners

OKLAHOMA CITY – July 14, 2008 – Quest Resource Corporation (NASDAQ: QRCP) (“QRCP”) announced today that Richard E. Muncrief has resigned as President and Chief Operating Officer of the general partner of privately held Quest Midstream Partners, L.P. (“Quest Midstream”) in order to pursue other interests. His resignation was effective July 11, 2008. He is also resigning from the Board of Directors of Quest Midstream’s general partner. QRCP owns 85% of the general partner and a 36% limited partner interest in Quest Midstream.

Jerry D. Cash, Chairman and Chief Executive Officer of the general partner of Quest Midstream will assume leadership responsibilities and coordinate responsibilities of the other members of Quest Midstream’s senior executive team on an interim basis until a successor is appointed.

Cash stated, "We appreciate the contributions Rick has made to the growth and operation of the partnership during his tenure and wish him well. Quest Midstream remains well positioned to grow its existing asset base and to expand into new areas. The Board and I have great confidence in the outlook for the partnership and its employees."

About Quest Midstream Partners and Quest Resource Corporation

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. (NASDAQ: QELP) was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States. For more information, visit the Quest Energy Partners website at www.qelp.net.